Exhibit 99.1

SKYSTAR BIO-PHARMACEUTICAL COMPANY ANNOUNCES RECEIPT OF
NASDAQ NON-COMPLIANCE LETTER DUE TO DELAY IN FILING FORM 10-Q

Xi’an, China, August 25, 2015 – Skystar Bio-Pharmaceutical Company (NASDAQ: SKBI) (the “Company”), a China-based manufacturer and distributor of veterinary medicine, vaccines, micro-organisms and feed additives, announced today that on August 19, 2015, the Company received a notification from the Nasdaq Stock Market (“Nasdaq”) informing the Company that because it had not filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1). The Company previously submitted a plan of compliance to Nasdaq, responded to an initial request for additional information from Nasdaq, and is preparing responses to a second request for additional information from Nasdaq. If its plan is approved by the Nasdaq staff, the Company may be eligible for a listing exception of up to 180 calendar days from the date of its initial delinquent filing (its Annual Report on Form 10-K for the year ended December 31, 2014), or until October 12, 2015, to regain compliance.

The Nasdaq notification letters do not result in the immediate delisting of the Company's common stock, and the stock will continue to trade uninterrupted under its current trading symbol. If the Nasdaq staff concludes that the Company will not be able to cure the deficiency, or if the Company determines not to submit the required materials or make the required representations, the Company's common stock will be subject to delisting by Nasdaq.

About Skystar Bio-Pharmaceutical Company

Skystar is a China-based developer, manufacturer and distributor of veterinary healthcare and medical care products. Skystar has four product lines: veterinary medicines, probiotics, vaccines and feed additives formulated and packaged in house across several modern manufacturing and distributions facilities. Skystar's distribution network includes almost 3,000 distribution agents of which 360 are franchised stores with exclusivity agreements covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

Safe Harbor Statements

When used in this release, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, the Company’s ability to complete its IgG kit effort as well as other related efforts at the Huxian facilities, the Company’s ability to timely, effectively and accurately assess the efficacy and commercial potential of any technologies that may results from such R&D efforts, the Company’s ability to timely and effectively commercialize any such technologies. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Skystar Bio-Pharmaceutical Company

Scott Cramer

Director - Corporate Development & U.S. Representative

(407) 645-4433